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                                                                   EXHIBIT 10.12

                             XTRA Corporation
                              60 State Street
                          Boston, Massachusetts 02109

                                 June 30, 1995

Frederick M. Gutterson
128 Tracy Lane
Alamo, California 94507

Dear Fred:

     I am pleased to offer you the position of President of XTRA International Ltd. ("XTRA International"), an indirect wholly-owned subsidiary of XTRA Corporation ("XTRA"), and Vice President of XTRA. If you accept our offer, your starting date will be June 30, 1995.

     You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for XTRA International and XTRA and to abide by all of their policies and procedures, as in effect from time to time. As President of XTRA International and Vice President of XTRA, your responsibilities will include such duties and responsibilities as may be assigned to you from time to time by the Board of Directors of XTRA. In connection with your employment, you will be entitled to the compensation and benefits described below.

     Base Salary. Your base salary will be at the rate of $250,000 per annum, less applicable legal deductions, payable in accordance with the regular payroll practices of XTRA for its executives.

     Cash Incentive Bonus Plan. Commencing October 1, 1995, you will be entitled to participate in XTRA's Annual Incentive Plan, from time to time in effect, with a target award level of 40% of base salary. In accordance with the terms of the Annual Incentive Plan, your actual award may be up to 60% of base salary.

     Long-Term Cash Incentive Plan. XTRA will make available to you the Long-Term Incentive Plan (the "Long-Term Plan"), as described on Exhibit A hereto. For purposes of the Long-Term Plan, the terms set forth on Exhibit B attached hereto shall have the meanings set forth on Exhibit B. You recognize that certain payments to you under the Long-Term Plan could be ineligible for deduction by XTRA under Section 162(m) of the Internal Revenue
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Code.  Accordingly, XTRA reserves the right to cause any payout which you have earned under the plan to be deferred, together with a market rate of interest, to the extent necessary so that the payments thereunder continue to qualify for deduction by XTRA. XTRA acknowledges that any such deferral will not affect your fully vested rights in such amounts.

     Fiscal 1995 Performance Bonus. You will be entitled to a performance bonus of $90,000 if XTRA International achieves its forecast for the fiscal quarter ended September 30, 1995 as set forth on Exhibit C attached hereto (the "Forecast"). If XTRA International achieves less than 100% of the Forecast but at least 80% of the Forecast, you will instead be entitled to a performance bonus of $75,000. If you earn a performance bonus, it will be paid during the first quarter of fiscal 1996 in accordance with the timing of payments under XTRA's other cash bonus plans.

     Other Benefits. During your employment, you will be eligible to participate in all benefit plans made available by the XTRA from time to time to its senior executives and the senior executives of its subsidiaries, subject to plan terms and generally applicable policies, including any contributions generally required of such executives.

     Business Expenses. XTRA shall pay or reimburse you for all customary business expenses incurred or paid by you in the performance of your duties and responsibilities, subject to such policies and limitations of XTRA as may be in effect from time to time. Without limiting the foregoing, XTRA shall pay or reimburse you for a parking space at XTRA International's head office in San Francisco, California and one membership in a luncheon club in San Francisco.

     Options. As soon as practical after the date hereof, the Compensation Committee of XTRA's Board of Directors will grant you an option under the 1987 XTRA Corporation Incentive Stock Plan (subject to all the terms and conditions of such plan), to purchase 40,000 shares of common stock, which option shall be granted with a fair market value exercise price, as required by the plan, on the date of grant, and will vest in equal installments on the first, second and third anniversary of the date hereof.

     Your participation in the plans described above shall not be deemed to create any rights to continued employment, and your employment will be continued to be considered "at-will".

     In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter, other than the your Employment Agreement dated December, 1994, which has been assumed by XTRA.
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     Fred, formalities aside, I am personally delighted that you are joining us and look forward to your contribution.

                                        Sincerely,


                                        /s/ LEWIS RUBIN


                                        Lewis Rubin, President
                                        XTRA Corporation

Accepted and agreed:

/s/ FREDERICK M. GUTTERSON
Frederick M. Gutterson

Date:  June 30, 1995
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                                   EXHIBIT A

                                   XTRA Marine

                       Long-Term Incentive Plan Outline

1. PURPOSE: The Purpose of the Long-Term Incentive Plan (the "Plan") of XTRA INTERNATIONAL LTD. ("XTRA Marine") is to motivate the head of XTRA Marine to achieve planned operating income levels by providing him with a stake in the long-term success of the business and also to help retain him.

2.      PARTICIPATION:  Participation will include only the head of XTRA Marine.

3. TIME FRAME: The plan would cover a single, 4 year performance period, commencing October 1, 1995.

4. PERFORMANCE MEASURE: Cumulative Operating Income over Threshold will be the performance measure for the plan.

        Cumulative Operating Income is the sum of the Operating Incomes (as defined on attached Schedule I) for each year of the performance period (except as provided in Section 6(A)(1)).

        Threshold Operating Income is set using a rate of $* million per year which results in a threshold of $* million for the 4 year performance period.

        Cumulative Operating Income over Threshold is Cumulative Operating Income minus Threshold Operating Income.

5. AWARD SIZE: Award size will be equal to *% percent of Cumulative Operating Income over Threshold. Note: The award is not capped. See the attached spreadsheet for a sensitivity analysis of award size and Operating Income level.


*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION
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ILLUSTRATION:

                                                    1996 - 1999 Projected
                                                    ---------------------
        Cumulative Operating Income                   $*
        Threshold Operating Income                    $*
        Cumulative Operating Income over Threshold    $*

1       Award Size:                                    *%
        Award Size:                                    *


6.      TERMINATION OF EMPLOYMENT:

        A. In the event the Participant's employment with the Company is terminated without Cause or terminates as a result of the Participant's death or disability and the Participant has been an active employee for at least 2 years of the 4-year performance period, the Participant will be entitled to a partial payment. The partial payment will be calculated (if necessary) using:

                (1) Cumulative Operating Income through the fiscal quarter ended preceding termination and

                (2) Threshold Operating Income multiplied by the following fraction: the number of full fiscal quarters of the performance period elapsed at the date of terminated divided by 16.

                If the Participant is entitled to an award under this Section 6(A), it will be paid during the first quarter of the fiscal year commencing upon or immediately following the Participant's termination of employment.

        B. In the event that the Participant's employment with the Company is terminated without Cause or terminates as a result of the Participant's death or disability and the Participant has been an active employee for less than 2 years of the 4-year performance period, the Participant forfeits all rights to any award under the Plan.

6. In the event of the Participant's employment with the Company terminates for Cause or


*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION
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        as a result of the resignation or retirement of the Participant before the end of the 4-year performance period, the Participant forfeits all rights to any award under the Plan.

7. PAYMENT. Except as provided in Section 6(A), if the Participant is entitled to an award, it will be paid during the first quarter of fiscal 2000 in accordance with the timing of payments under XTRA's other cash bonus plans

XTRA Marine
Long-Term Incentive Plan

Figures in Thousands (000s)

Projected Financials
                       *

Worldwide Marine Operating Income

                       *
Worldwide Marine
Equipment and Utilization Data
                       *

*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION
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                                   EXHIBIT B


     "Cause" shall mean: (i) your material failure to perform (other than by reason of disability), or material negligence in the performance of your duties and responsibilities to XTRA and XTRA International, or (ii) other conduct that is materially harmful to the business, interests or reputation of XTRA or XTRA International.

     "disability" shall mean that you become disabled during your employment hereunder, and, as a result, are unable to perform substantially all of your duties and responsibilities to XTRA and XTRA International for 120 days during any twelve month period.

     "Operating Income" shall mean income of XTRA International before interest, taxes and extraordinary items, all as determined in accordance with generally accepted accounting principles.